Exhibit 99.1

301 W. Warner Road, Suite 132 Tempe, AZ 85284	T: 480-556-5555 F: 480-556-5500 www.renegy.com
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:	Megan Meloni Investor Relations (650) 631-2847
RENEGY APPOINTS HUGH W. SMITH AS CHIEF OPERATING OFFICER
TEMPE, Ariz. (February 26, 2008) — Renegy Holdings, Inc. (Renegy) (NASDAQ: RNGY) announced today that it has appointed Hugh W. Smith to the position of chief operating officer. Mr. Smith is a seasoned power industry executive with more than 28 years of electric utility and power plant experience, including a proven track record in operations, power generation fleet development, customer service, asset management, fuel management, and environmental affairs.
“Hugh’s demonstrated leadership and superior operational, financial and strategic management skills will be a significant asset at a time when we are transitioning our business to the onset of commercial operations,” stated Bob Worsley, chairman and CEO of Renegy. “Some of his many accomplishments include successful acquisitions of power generating assets, completing power plant construction projects ahead of schedule and under budget, significant reductions in fuel costs through development of alternative fuel supply strategies and contract restructuring, and implementation of plant availability and efficiency strategies to improve bottom line results. In addition to overseeing Renegy’s growing portfolio of biomass to electricity power generating facilities, Hugh will play a key role in our strategic planning, including managing the critical challenges that go along with our rapid growth strategy. His comprehensive industry experience and operational leadership will assist in our efforts to successfully harness the rapidly developing market opportunities for renewable energy and realize the growth prospects we see ahead. We are extremely pleased to have someone of Hugh’s caliber join our executive leadership team and look forward to his contributions toward maximizing the company’s growth and efficiency potential.”
Smith added, “This is an exciting and opportune time to be developing renewable energy projects. The western U.S. is leading the nation with its approach to incorporating carbon friendly generating plants into the electric grid, and we are seeing strong demand for energy generated from reliable, clean resources such as biomass power facilities.”
Mr. Smith will commence his new role on March 4, 2008, and will be located at Renegy’s Tempe, Arizona headquarters. Prior to joining Renegy, Mr. Smith was senior vice president of generation and development for EnergyCo LLC where he was responsible for operations, strategic assessment of new assets, and developing policies and procedures associated with the startup of a non-regulated energy company. Previously, Mr. Smith served as senior vice president of energy resources at PNM Resources during which time he led operations of the company’s power generation fleet consisting of over 2,500 megawatts of coal, nuclear, gas-fired and renewable assets. From 1979 to 2003, he held positions of increasing responsibility at Tampa Electric Company, most recently as vice president of supply and trading services. Mr. Smith previously chaired the United Way Community Investment Council and served on the Board of Directors for the United Way of Central New Mexico and for the All Faiths Receiving Home. Mr. Smith graduated with a Bachelor’s degree from the University of Florida.
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About Renegy
Renegy, based in Tempe, Arizona, is a green energy company focused on acquiring, developing and operating a growing portfolio of biomass to electricity power generation facilities. Renegy seeks to rapidly grow its renewable energy assets with the goal of becoming the leading independent power producer (IPP) of biomass electricity in North America. Its first project is Snowflake White Mountain Power (Snowflake), a 24 megawatt (MW) biomass facility under construction near Snowflake, Arizona. This facility is scheduled to begin supplying electrical power to Arizona’s two leading utility companies in the second quarter of 2008, and serves as a solid foundation for the Company’s growth. Find Renegy on the Worldwide Web at www.Renegy.com.
This news release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, those regarding the Company’s growth strategy and future opportunities for its business; Renegy’s ability to capitalize on such growth opportunities; and Mr. Smith’s ability to successfully lead Renegy’s operations and contribute to the growth of its business. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: the risks associated with the development, generally, of the Company’s overall strategic objectives; successful management of Renegy’s business; that the Company may not be able to accurately predict future market opportunities and growth prospects for its business; the existence of unanticipated technical, commercial or other setbacks related to the Company’s power facilities, including construction delays or cost overruns; that the Company will not be able to secure the necessary financing, permits, power purchase agreements or an adequate, low-cost supply of fuel for its biomass plants; changes in the environmental requirements relating to certain emissions; possible fluctuations in economic conditions affecting the markets for Renegy’s product and service offerings; the risk that a market may not develop or be maintained for Renegy’s product and service offerings; that there may be unanticipated events that could impact the Company’s ability to successfully manage its business; that Renegy may be unable to maintain current or develop future strategic or customer relationships for its electricity output, fuel supply, or other products and services, including with utility customers; and the other risks set forth in the Company’s most recent Form 10-QSB filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.
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